Putnam New York Tax Exempt Income Fund, 11/30/06, Annual Report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A For the period ended November 30, 2006, Putnam Management has assumed $2,317 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

Item 61 Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

72DD1 	Class A	$46,614
		Class B	2,539
		Class C	354

72DD2	Class M	$101

73A1		Class A	$.362
		Class B	.306
		Class C	.293

74A2		Class M	$.337


74U1		Class A	125,337
		Class B	7,076
		Class C	1,235

74U2		Class M	276

74V1		Class A	$8.73
		Class B	8.72
		Class C	8.73

74V2		Class M	$8.74


85B

Additional Information about Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of certain costs related to actions involving claims of market timing activity in certain Putnam Funds have been submitted by the investment manager of the Registrant/Series.